                                   EXHIBIT 4.2

                          REGISTRATION RIGHTS AGREEMENT

                                  by and among

                       Lipman Electronic Engineering Ltd.

                                       and

                          Mivtach Shamir Holdings Ltd.

                                       and

                               Mez-Op Holdings Ltd

                                November 18, 2003

                         REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this "AGREEMENT") is made as of the
18th of November, 2003, by and among: (i) Lipman Electronic Engineering Ltd., a company organized under the laws of the State of Israel whose shares are listed for trading on the Tel-Aviv Stock Exchange (the "COMPANY"); (ii) Mivtach Shamir
Holdings Ltd. ("MIVTACH SHAMIR"), and (iii) Mez-Op Holdings Ltd. ("FIMI" and,
collectively with Mivtach Shamir, the "SHAREHOLDERS").

                                   WITNESSETH:

WHEREAS, Mivtach Shamir is the holder of 2,847,554 Ordinary Shares, constituting approximately 27% of the Company's issued share capital and FIMI is the holder of 1,771,053 Ordinary Shares and certain options to purchase Ordinary Shares, constituting an aggregate of approximately 17% of the Company's issued share capital. (Less the treasury shares).

WHEREAS, the Shareholders may be subject to certain restrictions with respect to the sale of their Company shares if the Company were to list its shares for trading on a Unites States securities exchange (including Nasdaq); and

WHEREAS, the Shareholders and the Company desire to set forth certain matters regarding the registration rights of the shares of the Company held by the
Shareholders if the Company lists its shares for trading on a U.S. securities exchange (including Nasdaq).

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

1.       DEFINITIONS; EFFECT OF AGREEMENT.

         Definitions. As used herein, the following terms have the following meanings:

         "COMMISSION" means the United States Securities and Exchange
         Commission, or any other federal agency at the time administering the
         Securities Act.

         "CONTROL" means direct or indirect ownership of more than 50% of the equity or voting capital of an entity, or possession of the right and power to direct the policy and management of such entity.

         "FORM F-3" means Form F-3 under the Securities Act, as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the Securities and Exchange Commission (the
         "SEC") which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

         "HOLDER" means any holder of outstanding Registrable Shares.

         "IPO" means the Company's initial underwritten public offering of its
         Ordinary Shares pursuant to an effective registration statement under the Securities Act.

         "ORDINARY SHARES" means the Ordinary Shares of the Company, par value
         NIS 1.00 , subject to a Reclassification Event.

                                      -2-

         "PERMITTED TRANSFEREE" shall mean a person or entity which receives shares pursuant to the transfer of all or any of the shares held by a
         Shareholder (the "TRANSFEROR") to: (i) a company Controlled by the
         Transferor; (ii) a company that Controls the Transferor; (iii) an entity under common Control with the Transferor, (iv) in the case of a transfer by a partnership (including a limited partnership) or limited liability company, to any partners or members thereof, or any partnership (including a limited partnership) or limited liability company managed by the same management company or to the partners or members thereof; (v) in the case of a corporate body, to its shareholders in the same proportion as their ownership interest in the corporate body; or (vi) in the case of a trustee, to the beneficiary or beneficiaries for whom the trustee is holding shares.

         "PERSON" means an individual, fund, company, unincorporated association, trust, joint venture, governmental agency, or other entity, whether domestic or foreign.

         "RECLASSIFICATION EVENT" means any share combination or subdivision
         (split), bonus shares or any other recapitalization of the Company's shares.

         "REGISTER", "REGISTERED" and "REGISTRATION" refer to a registration effected by filing a registration statement in compliance with the
         Securities Act and the declaration or ordering by the SEC of effectiveness of such registration statement.

         "REGISTRABLE SHARES" means Ordinary Shares held by the Shareholders, including bonus shares and share dividends payable with respect to such shares, and Ordinary Shares of the Company which hereafter may be purchased or acquired by the Shareholders. Notwithstanding the foregoing, Registrable Shares shall not include otherwise Registrable
         Shares (i) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (ii) which could be disposed of, under applicable law, within six (6) months without registration, pursuant to Rule 144.

         "RULE 144" shall mean Rule 144 under the Securities Act or any successor or similar rule as may be enacted by the Commission from time to time.

         "SECURITIES ACT" means the United States Securities Act of 1933, as amended.

2.       INCIDENTAL REGISTRATION.

         2.1.      If, at any time (upon or after the Company's IPO), the
                   Company proposes to register any of its securities for its own account (the "COMPANY'S SECURITIES") or for the account of any other person, other than (a) in a registration under
                   Section 3 of this Agreement or (b) a registration on Form S-8 or Form F-4, the Company shall give notice to the Holder of such intention, at least 15 days prior to the filing of the registration statement in connection with such registration.
                   Upon the written request of the Holder given within ten (10)
                   days after receipt of any such notice, the Company shall
                   include in such registration (subject to Section 2.2 below)
                   all of the Registrable Shares indicated in such request of the Holder, so as to permit the disposition of the shares so requested.

         2.2.      Notwithstanding any other provision of this Section 2, if the managing underwriter advises the Company in writing that in its opinion the number of securities requested to be included in such registration exceeds the number that can be sold in such offering without adversely affecting such underwriter's ability to effect an orderly distribution of such securities, the

                   Company will include in such registration: (i) first, the
                   Company's Securities; and (ii) second, the number of
                   Registrable Shares requested to be included by Holders, pro rata to their respective shareholdings in the Company at such time (calculated on a fully diluted basis), which in the
                   opinion of such underwriter, can be sold.

3.       DEMAND REGISTRATION.

         3.1.      At any time commencing 120 days following the closing of the
                   Company's IPO. A Holder or Holders (the "INITIATING HOLDERS")
                   of at least 20% of the Registrable Shares then outstanding may request in writing that all or part of its Registrable
                   Shares shall be registered under the Securities Act. Promptly upon the receipt of such request, the Company shall give
                   notice to the other Holders of such request, at least 20 days prior to the filing of the registration statement in
                   connection with such registration. Upon the written request of any other Holder given within ten (10) days after receipt of any such notice, the Company shall include in such
                   registration (subject to Section 3.3 below) all of the
                   Registrable Shares indicated in such request of the other
                   Holders. Thereafter, the Company shall, as promptly as
                   practicable, and in any event within 3 (three) months of the written request of the Initiating Holder, make best
                   reasonable efforts to file a registration statement with the
                   Commission with respect to all Registrable Shares indicated
                   in the written request by the Initiating Holders and other
                   Holders, and any related qualification or compliance (a
                   "DEMAND"); provided, however, that notwithstanding the
                   foregoing, the Company shall not file any registration
                   statement with the Commission with respect to any Registrable
                   Shares indicated in any written Request by the Initiating
                   Holders and other Holders before the expiration of 180 days following the Closing of the Company's IPO.

         3.2.      The Holders shall be entitled to an aggregate of three (3)
                   Demands.

         3.3.      Notwithstanding any other provision of this Section 3, no
                   Demand, including for purposes of this Section only, a
                   registration request under Section 3.6, shall be binding on the Company if: (i) the Company has filed any registration statement for the registration of its equity securities
                   (other than on a form S-8 or similar registration for
                   employee shares) within the previous ninety (90) days, or
                   (ii) the anticipated gross proceeds from the sale of the
                   shares to be included in the Registration is less than Five
                   Million United States Dollars ($5,000,000). In addition, if the Company shall furnish to the Holders participating in any such registration a certificate signed by the Chief Executive
                   Officer of the Company stating that, in the good faith
                   judgment of the Board of Directors, it would be detrimental to the Company and the Shareholders for such registration
                   statement to be filed or become effective and it is therefore essential to defer the filing or effectiveness of such
                   registration statement, the Company shall have the right to defer such filing or effectiveness for a period of not more than one hundred and eighty (180) days after receipt of the request of the Initiating Holder (the "DELAY PERIOD"). The
                   Company agrees that it shall not file any other registration statement on behalf of itself or any other party during such
                   Delay Period.

         3.4.      Any registration proceeding begun pursuant to Section 3.1
                   that is subsequently withdrawn at the request of the Holders shall not count toward the number of Demands, if such
                   withdrawal is based upon (i) material

                                      -4-

                   adverse information relating to the Company or its condition, business and prospects, or (ii) a political or marker
                   situation affecting the value of the Registrable Securities, which is different from that generally known to the
                   Initiating Holder at the time of its request. If a
                   registration begun pursuant to this Section 3 is subsequently withdrawn at the request of the Holders for any other reason, it shall count towards the number of Demands.

         3.5.      Notwithstanding any other provision of this Section 3, if the managing underwriter advises the Holders who have indicated
                   that they wish to participate in such registration, in
                   writing, that in the managing underwriter's opinion the
                   number of securities requested to be included in such
                   registration exceeds the number that can be sold in such
                   offering without adversely affecting such underwriter's
                   ability to effect an orderly distribution of such securities, the Company will include in such registration the number of
                   Registrable Shares requested to be included that, in the
                   opinion of such underwriters, can be sold, in the
                   registration. The number of Registrable Securities that each
                   Holder (including the Initiating Shareholder) may include in such registration shall be determined on a pro rata basis
                   (calculated on a fully diluted at such time).

         3.6.      F-3 Registration. After the Company becomes eligible to use
                   Form F-3, subject to the provisions of Section 3.3, if the
                   Company shall receive from any Holder a written request or requests that the Company effect a registration on Form F-3 and any related qualification or compliance with respect to
                   Registrable Shares, the Company shall promptly give notice to the other Holders of such request, at least 15 days prior to the filing of the registration statement in connection with such registration. Upon the written request of any other
                   Holder given within ten (10) days after receipt of any such notice, the Company shall include in such registration
                   (subject to the provision more fully set forth in this
                   Section 3.6) all of the Registrable Shares indicated in the request of the Holders. The Company shall then effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the
                   sale and distribution of all or such Registrable Shares as are specified in the requests; provided, however, that the
                   Company shall not be obligated to effect any such
                   registration, qualification, or compliance, pursuant to this
                   Section 3.6 if the Company has, within the eighteen (18)
                   month period preceding the date of such request, already
                   effected one (1) registration for the Holders requesting
                   registration pursuant to this Section 3.6. The Company
                   undertakes that it will, once having qualified for
                   registration on Form F-3, use its best efforts to comply with all necessary filings and other requirements so as to
                   maintain such qualification for a period of two (2) years.

         3.7.      Black Out Periods. At any time when a registration statement effected hereunder relating to Registrable Securities is
                   effective, upon written notice from the Company to each of the Holders that either: (i) the Board of Directors of the
                   Company, in its reasonable judgment, resolves that such
                   Holders' sale of Registrable Securities pursuant to the
                   registration statement would adversely interfere with any
                   major acquisition, corporate reorganization or other similar transaction involving the Company (a "TRANSACTION BLACKOUT");
                   or (ii) the Company determines, in the good faith judgment of the general counsel of the Company, that such Holders' sale of
                                      -5-

                   Registrable Securities pursuant to the registration statement would require disclosure of material information that the
                   Company has a bona fide business purpose for preserving as confidential or the Company is unable to comply with
                   Commission requirements and that such disclosure will be
                   detrimental to the Company (an "INFORMATION BLACKOUT"); then the Holders shall suspend sales of Registrable Securities
                   pursuant to such registration statement until the earlier of:
                   (A) (1) in the case of a Transaction Blackout, the earliest of (a) one month after the completion of such acquisition, corporate reorganization or other similar transaction; (b)
                   promptly after abandonment of such acquisition, corporate
                   reorganization or other similar transaction; and (c) 120 days after the date of the Company's written notice of Transaction
                   Blackout; or (2) in the case of an Information Blackout, the earlier of (a) the date upon which such material information is disclosed to the public or ceases to be material; and (b)
                   90 days after the Company makes such good faith
                   determination, and (B) such time as the Company notifies each of the Holders that sales pursuant to such registration
                   statement may be resumed.

4.       DESIGNATION OF UNDERWRITER.

         4.1.      In the case of any registration effected pursuant to Section
                   3, should the offering be underwritten, the Company and the
                   Holders participating in the Demand registration shall confer as to the selection of a managing underwriter. Should they fail to reach agreement, the selection shall be made by the
                   Initiating Holder.

         4.2.      In the case of any registration initiated by the Company
                   under Section 2, the Company shall have the right to
                   designate the managing underwriter in any underwritten
                   offering.

5.       EXPENSES.

         All expenses incurred in connection with any registration under
         Sections 2 and 3 shall be borne by the Company; provided, however, that each of the Holders shall pay its pro rata portion of the discounts or commissions payable to any underwriter and shall bear its own attorney's fees and disbursements.

6.       INDEMNIFICATION AND CONTRIBUTION.

                   In the event of any registered offering of Ordinary Shares pursuant to this Agreement:

         6.1.      The Company will indemnify and hold harmless, to the fullest extent permitted by law, each Holder participating in such registration and any underwriter who participates as an
                   underwriter in such registered offering, and each person, if any, who controls s Holder or such underwriter, from and
                   against any and all losses, damages, claims, liabilities,
                   joint or several, costs and expenses (including any amounts paid in any settlement effected with the Company's prior
                   written consent) to which such Holder or any such underwriter or controlling person may become subject under applicable law or otherwise, insofar as such losses, damages, claims,
                   liabilities (or actions or proceedings in respect thereof), costs or expenses arise out of or are based upon (i) any
                   untrue statement or alleged untrue statement of any material fact contained in the registration statement or included in the prospectus, as amended or supplemented, or (ii) the
                   omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the
                   statements therein, in the light of the circumstances in
                   which they are made,

                                      -6-

                   not misleading, and the Company will reimburse each of the
                   Holders, any underwriter and each such controlling person of a Holder or the underwriter, promptly upon demand, for any reasonable legal or any other expenses incurred by them in connection with investigating, preparing to defend or
                   defending against or appearing as a third-party witness in connection with such loss, claim, damage, liability, action or proceeding; provided, however, that the Company will not be liable towards a specific Holder, the underwriter or
                   controlling person to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or omission in such registration statement or prospectus so made in conformity with information
                   furnished to the Company in writing by such Holder, such
                   underwriter or such controlling persons specifically for use in such registration statement; provided, further, that this indemnity shall not be deemed to relieve any underwriter of any of its due diligence obligations; provided, further, that the indemnity agreement contained in this Section 6.1 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is
                   effected without the consent of the Company, which consent shall not be unreasonably withheld. Such indemnity shall
                   remain in full force and effect regardless of any
                   investigation made by or on behalf of any Holder, the
                   underwriter or any controlling person of a Holder or the
                   underwriter, and regardless of any sale in connection with such offering by a Holder. Such indemnity shall survive the transfer of securities by a Holder but in no event shall the
                   Company pay more than once in respect of any loss, damage, claim or liability; or (iii) indemnification of a Holder
                   against any violation or alleged violation by the Company of the Securities Act of 1933, Securities Exchange Act of 1934
                   or the state securities laws of individual U.S. states.

         6.2.      Each Holder participating in a registration will indemnify and hold harmless the Company, any underwriter for the
                   Company, and each person, if any, who controls the Company or such underwriter, from and against any and all losses,
                   damages, claims, liabilities, costs or expenses (including any amounts paid in any settlement effected with such selling
                   Holder's consent) to which the Company or any such
                   controlling person and/or any such underwriter may become
                   subject under applicable law or otherwise, insofar as such losses, damages, claims, liabilities (or actions or
                   proceedings in respect thereof), costs or expenses arise out of or are based on (i) any untrue statement or alleged untrue statement of any material fact contained in the registration statement or included in the prospectus, as amended or
                   supplemented, or (ii) the omission or alleged omission to
                   state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, and such Holder will reimburse the Company, any underwriter and each such controlling person of the Company or any
                   underwriter, promptly upon demand, for any reasonable legal or other expenses incurred by them in connection with
                   investigating, preparing to defend or defending against or appearing as a third-party witness in connection with such loss, claim, damage, liability, action or proceeding; in each case to the extent; provided, however, that such Holder shall be liable in any such case only to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or omission in such
                   registration or prospectus made in strict

                                      -7-

                   conformity with written information furnished to the Company by such Holder specifically for use in such registration
                   statement; and provided, further, that this indemnity shall not be deemed to relieve any underwriter of any of its due diligence obligations; and provided, further, that the
                   indemnity agreement contained in this Section 6.2 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of such Holder, as the case may be, which consent shall not be unreasonably withheld. In any event, the indemnification obligations under this Section 6.2 shall not exceed the net proceeds received by the Shareholder pursuant to the public offering.

         6.3.      Promptly after receipt by an indemnified party pursuant to the provisions of Sections 6.1 or 6.2 of notice of the
                   commencement of any action involving the subject matter of the foregoing indemnity provisions, but in any event no fewer than ten (10) days before the date designated in such notice as the date by which an answer must be served (or such
                   extension thereof, provided that the extension has been
                   granted in writing by the plaintiff and that no admission or consent to jurisdiction or other waiver has been granted or implied by the request for such an extension), such
                   indemnified party will, if a claim thereof is to be made
                   against the indemnifying party pursuant to the provisions of said Sections 6.1 or 6.2, promptly notify the indemnifying party of the commencement thereof. In case such action is
                   brought against any indemnified party and it notifies the
                   indemnifying party of the commencement thereof, the
                   indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel reasonably satisfactory to such
                   indemnified party; provided, however, that if the defendants in any action include both the indemnified party and the
                   indemnifying party and there is a conflict of interests which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party or parties shall have the right to select one separate counsel to participate in the defense of such action on behalf of
                   such indemnified party or parties. After notice from the
                   indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the
                   provisions of said Sections 6.1 or 6.2 for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof, unless (i) the
                   indemnified party shall have employed counsel in accordance with the provision of the preceding sentence, (ii) the
                   indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the
                   indemnified party within a reasonable time after the notice of the commencement of the action and within 15 days after written notice of the indemnified party's intention to employ separate counsel pursuant to the previous sentence, or (iii)
                   the indemnifying party has authorized the employment of
                   counsel for the indemnified party at the expense of the
                   indemnifying party. No indemnifying party will consent to
                   entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a
                   release from all liability in respect to such claim or
                   litigation.

                                      -8-

         6.4.      Contribution. If for any reason the foregoing indemnity is unavailable, or is insufficient to hold harmless an
                   indemnified party, then the indemnifying party shall
                   contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages,
                   liabilities or expenses (i) in such proportion as is
                   appropriate to reflect the relative benefits received by the indemnifying party on the one hand and the indemnified party on the other from the registration or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, or provides a lesser sum to the indemnified party than the amount hereinafter calculated, in such proportion as is appropriate to reflect not only the relative benefits
                   received by the indemnifying party on the one hand and the indemnified party on the other but also the relative fault of the indemnifying party and the indemnified party as well as any other relevant equitable considerations. No person guilty of fraudulent misrepresentation (within the meaning of
                   Section 11(f) of the Securities Act) shall be entitled to
                   contribution from any person who was not guilty of such
                   fraudulent misrepresentation.

7.       OBLIGATIONS OF THE COMPANY.

         Whenever required under this Agreement to effect the registration of any Registrable Shares, the Company shall, as expeditiously as possible:

         7.1.      (i) prepare and file with the SEC a registration statement with respect to such Registrable Shares and use its best
                   efforts to cause such registration statement to become
                   effective, (ii) upon the request of the Holder of the
                   Registrable Shares registered thereunder, keep a registration statement filed pursuant to Section 2 effective until the
                   distribution contemplated in the Registration Statement has been completed, but not more than 30 days.

         7.2.      prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in
                   connection with such registration statement as may be
                   reasonably necessary to comply with the provisions of the
                   Securities Act with respect to the disposition of all
                   Registrable Shares covered by such registration statement.

         7.3.      furnish to each of the Holders with a copy of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as it may reasonably request in order to facilitate the
                   disposition of Registrable Shares owned by it.

         7.4.      in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each of the Holders participating in such
                   underwriting shall also enter into and perform its
                   obligations under such an agreement.

         7.5.      notify the Holders of Registrable Shares covered by such
                   registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the
                   prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

                                      -9-

         7.6.      cause all Registrable Shares registered pursuant hereunder to be listed on the securities exchange (including Nasdaq), if any, on which similar securities issued by the Company are then listed.

         7.7.      provide a transfer agent and registrar for all Registrable
                   Shares registered pursuant hereunder and a CUSIP number for all such Registrable Shares, in each case not later than the effective date of such registration.

         7.8.      take such action as is required under the securities laws of such states of the United States as the Holders shall
                   reasonably request; provided, however, that the Company shall not be required to qualify to do business as a foreign
                   corporation, or to file any general consent to service of
                   process, in any state.

         7.9.      furnish, at the request of the Holders requesting
                   registration of Registrable Shares pursuant to this
                   Agreement, on the date that such Registrable Shares are
                   delivered to the underwriters for sale in connection with a registration pursuant to this Agreement, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities
                   becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such
                   registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holder requesting
                   registration of Registrable Shares and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the
                   underwriters, if any, and to the Holder requesting
                   registration of Registrable Shares.

8.       CONDITIONS TO REGISTRATION OBLIGATIONS.

         The Company shall not be obligated to effect the registration of
         Registrable Shares pursuant to this Agreement unless the Holders of such Registrable Shares consent to the following conditions:

         8.1.      conditions requiring the Holders to comply with all
                   applicable provisions of the Securities Act and the
                   Securities and Exchange Act including, but not limited to, the prospectus delivery requirements of the Securities Act, and to furnish to the Company information about sales made in such public offering;

         8.2.      conditions prohibiting the Holders upon receipt of
                   telegraphic or written notice from the Company that it is
                   required by law to correct or update the registration
                   statement or prospectus from effecting sales of the
                   Registrable Shares until the Company has completed the
                   necessary correction or updating; and

         8.3.      conditions prohibiting the sale of Registrable Shares by the
                   Holders during the process of the registration until the
                   Registration Statement is effective.

9.       ASSIGNMENT OF REGISTRATION RIGHTS.

         Each of the Holders may assign rights to cause the Company to register pursuant to this Agreement all or part of its Registrable Shares to a purchaser of at least one third of the Ordinary Shares held by such
         Holder or to a Permitted Transferee that would not be able to dispose of such shares under Rule 144 within six months from the date of such sale. The transferor shall, within twenty (20) days after such transfer, furnish

                                      -10-

         the Company with written notice of the name and address of such transferee and the securities with respect to which such registration rights are being assigned, and the transferee's written agreement to be bound by this Agreement.

10.      LOCK-UP AND OTHER REQUIREMENTS OF THE HOLDERS.

         In any registration of the Company's shares pursuant to Sections 2 or 3 above, the Holders agree that any sales of Registrable Shares may be subject to a "lock-up" period restricting such sales for up to one hundred and eighty (180) days, and the Holders will agree to abide by such customary "lock-up" period of up to one hundred and eighty (180)
         days as is required by the underwriter in such a registration and further agree to execute such further documents as may be required by the underwriters to effectuate such "lock-up". In addition, the Holders may not participate in any underwritten registration hereunder unless such person (i) agrees to sell such person's securities on the basis provided in any customary underwriting arrangements and (ii) provides any relevant information and completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, and other documents required under the terms of such underwriting arrangements.

11.      RULE 144.

         At any time and from time to time after the earlier of the close of business on such date as (a) a registration statement filed by the
         Company under the Securities Act becomes effective, or (b) the Company registers a class of securities under Section 12 of the United States
         Securities Exchange Act of 1934, as amended, or any federal statute or code which is a successor thereto (the "EXCHANGE ACT") the Company shall:

         11.1.     Make and keep available adequate current public information with respect to the Company within the meaning of Rule 144(c)
                   under the Securities Act (or similar rule then in effect);

         11.2.     Furnish to the Holders of Registrable Shares forthwith upon request (i) a written statement by the Company as to its
                   compliance with the informational requirements of Rule 144(c)
                   (or similar rule then in effect) or (ii) a copy of the most recent annual or quarterly report of the Company; and

         11.3.     Use its best efforts to comply with all other necessary
                   filings and other requirements so as to enable the Holders and any transferee thereof to sell Registrable Shares under
                   Rule 144 under the Securities Act (or similar rule then in effect).

12.      OTHER REGISTRATION RIGHTS

         The Company shall not grant registration rights with respect to any securities of the Company to any Person that are equal or superior to the registration rights granted to the Holders pursuant to this
         Agreement, except with the written consent of each Holder.

13.      MISCELLANEOUS

         13.1.     Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

         13.2.     Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Israel; provided,

                                      -11-

                   however, that with respect to maters specifically related to the federal securities laws of the United States, such laws shall govern. All disputes arising under this Agreement or in connection with the transactions hereunder shall be resolved between the parties in good faith. If the parties hereto fail to agree within twenty (20) days after a party shall have
                   requested such Arbitration, each party shall select an
                   arbitrator and the two arbitrators shall select, by mutual agreement, a third arbitrator. The proceedings will take
                   place in Tel-Aviv, Israel. The arbitrator(s) shall not be
                   bound by any judicial rules of evidence or procedure but
                   shall be bound by the substantive law of the State of Israel and will have to elaborate the grounds of his/their decision.
                   The arbitral award shall be final and binding upon the
                   parties, and judgment upon the award may be entered in any court having jurisdiction, or application may be made to such
                   Court for a judicial acceptance of the award or for an order of enforcement, as the case may be.

         13.3.     Successors and Assigns; Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs,
                   executors, and administrators of the parties hereto. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or
                   transferred without the prior consent in writing of each
                   party to this Agreement except that, upon the consummation of a transfer of shares to a Permitted Transferee or the sale of at least one third of the Shares held by a Shareholder to a person that would hold such shares as restricted securities and that would not be able to dispose of such shares under
                   Rule 144 within six months from the date of such sale, such
                   Permitted Transferee or purchaser, as the case may be, shall succeed to (or share in) all rights and privileges of the
                   transferor (as a Shareholder) under this Agreement as if it were an original party hereto.

                   Without derogating from the provisions of the previous
                   paragraph, no assignment or transfer under this Section 15.3 shall be made unless the transferee agrees to be bound by all agreements binding upon the transferor immediately prior to such transfer.

         13.4.     Entire Agreement. This Agreement constitutes the full and
                   entire understanding and agreement between the parties with regard to the subject matter hereof.

         13.5.     Amendments. Any term of this Agreement may be amended with the written consent of the Holders and the Company.

         13.6.     Section Headings; Preamble. All article and section headings are inserted for convenience only and shall not modify or
                   affect the construction or interpretation of any provision of this Agreement. The preamble to this Agreement is
                   incorporated herein and forms an integral part of this
                   Agreement.

         13.7.     Communications. All notices or other communications hereunder shall be in writing and shall either be given in person, sent by registered mail (registered international air mail if
                   mailed internationally), sent by an overnight courier service which obtains a receipt to evidence delivery, or transmitted by facsimile transmission (provided that written confirmation of receipt is provided), to the addresses of the parties set forth in this Agreement, or such other address as any party may designate to the other in accordance with the

                                      -12-

                   aforesaid procedure. All notices and other communications
                   delivered in person or by courier service shall be deemed to have been given as of two business days after sending
                   thereof, those given by facsimile transmission shall be
                   deemed given twenty-four hours following transmission, and all notices and other communications sent by registered mail
                   (or air mail if the posting is international) shall be deemed given five (5) days after posting.

         13.8.     Delays or Omissions. No delay or omission to exercise any
                   right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any such breach or default. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this
                   Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All
                   remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

         13.9.     Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under
                   applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided,
                   however, that in such event this Agreement shall be
                   interpreted so as to give effect, to the greatest extent
                   consistent with and permitted by applicable law, to the
                   meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

         13.10.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such
                   counterpart, and all of which together shall constitute one and the same instrument.

                                      -13-

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first hereinabove set forth.

MITACH SHAMIR HOLDINGS LTD.

By /s/ Meir Shamir
  ------------------------
Name     Meir Shamir
Title    Chairman
Address: 4 Koifman St. Tel-Aviv

MEZ-OP HOLDINGS LTD.

By /s/ Ishay Davidi
  ------------------------
Name     Ishay Davidi
Title    Director
Address: 37 Derech Petach Tiqua, Tel-Aviv

Lipman Electronic Engineering Ltd.

By /s/ Gershon Wettlin
  ------------------------
Name     Gershon Wettlin
Title    Chief Financial Officer
Address: 11 Haamal St. Rosh Haayin

                                      -14-